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                                                               EXHIBIT 5.1

                             WILLIAM P. BARR, ESQ.
 Executive Vice President - Government and Regulatory Advocacy, General Counsel
                                GTE Corporation
                               One Stamford Forum
                          Stamford, Connecticut 06904

                                 (203) 965-2000


December 23, 1997


GTE Corporation
One Stamford Forum
Stamford, Connecticut 06904

Dear Sirs:

I refer to the proposed issuance and sale by GTE Corporation (the "Corporation") of up to an additional 4,000,000 shares of Common Stock, par value $.05 per share, and associated preferred stock purchase rights, through the GTE Hourly Savings Plan (hereinafter called the "Stock").

I, or attorneys under my direction, have examined a copy of the Registration Statement on Form S-8 for the registration of the Stock under the Securities Act of 1933, as amended (the "Registration Statement"). I, or attorneys under my direction, have also examined copies of the Corporation's Restated Certificate of Incorporation, as filed by the Corporation in the office of the Secretary of State of the State of New York, and such corporate records and other documents as I have deemed necessary in order to enable me to express the opinions set forth below.

In my opinion, when:

1. the Registration Statement shall have become effective, as the same may have been amended;

2. the Stock shall have been duly issued and sold as heretofore authorized by the Corporation's Board of Directors and as contemplated in the Prospectus forming a part of the Registration Statement (the "Prospectus"); and

3. the Corporation shall have received consideration of not less than $.05 for each share of the Stock so issued and sold;

the Stock issued and sold pursuant to the Registration Statement will be, upon the execution and delivery of proper certificates therefor, legally issued and outstanding, fully paid and nonassessable shares of Common Stock of the Corporation, and no personal liability will attach to the holders, as such, of the Stock.

I hereby consent to the reference made to me under the heading "Interests of Named Experts and Counsel" in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,



WILLIAM P. BARR
____________________
William P. Barr